Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Third Quarter Results

    YORK, Pa.--(BUSINESS WIRE)--Nov. 18, 2004--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the third quarter ended October 30, 2004.

    Income

    The Company reported a net loss of $745,000, or $0.05 per share, for the third quarter of fiscal 2004, versus the prior year net loss of $1.7 million, or $0.11 per share. In the third quarter of fiscal 2003, the Company recorded an asset impairment charge of $0.10 per share. For the nine months ended October 30, 2004, the Company reported a net loss of $6.7 million, or $0.42 per share, versus a net loss of $3.8 million, or $0.25 per share, including the asset impairment charge of $0.10 per share, reported for the comparable period last year. In the second quarter of fiscal 2004, the Company recorded a charge of $0.07 per share for costs associated with the closing of the Pottstown, Pennsylvania store. For the second quarter of fiscal 2003, the Company recorded a gain of $0.04 per share on the sale of the Company's Harrisburg distribution center.
    After taking into consideration the results for the first nine months of the year, the Company is revising its earnings guidance for fiscal 2004 to be in the range of $1.20 to $1.30 per share.

    Sales

    As previously announced, total sales for the third quarter of fiscal 2004, increased 65.1% to $297.8 million, including $137.7 million from the acquired Elder-Beerman stores, compared to $180.4 million for the same period last year. Last year's total sales included $15.3 million from the Elder-Beerman stores for the period from October 24, 2003 through November 1, 2003. Bon-Ton comparable store sales decreased 3.1%.
    Year-to-date total sales increased 78.5% to $847.1 million, including $393.5 million from the acquired Elder-Beerman stores, compared to $474.7 million for the same period last year. Bon-Ton comparable store sales decreased 1.9%.
    Elder-Beerman sales are not included in the Company's reported comparable store sales and the following comparable store sales are provided for informational purposes only. Elder-Beerman comparable store sales for the thirteen weeks ended October 30, 2004 decreased 4.8% and year-to-date comparable store sales decreased 3.4%. For Elder-Beerman and Bon-Ton combined, comparable store sales for the thirteen weeks decreased 3.9% and year-to-date comparable store sales decreased 2.6%.

    Gross Margin

    In the third quarter, gross margin dollars increased $45.6 million over the prior year period, primarily due to the inclusion of Elder-Beerman operations. The gross margin rate increased 0.7 percentage point to 37.9% this year versus 37.2% reported for the same period last year. The increase in gross margin rate reflects primarily the net impact of an increase in cumulative markup and lower markdowns. Year-to-date gross margin dollars increased $140.3 million, primarily due to the impact of Elder-Beerman operations. Year-to-date gross margin rate increased 0.2 percentage point to 37.3% versus 37.1% reported in prior year period.

    Selling, General and Administrative Expenses

    Selling, general and administrative (SG&A) expenses in the third quarter increased $44.0 million, including $39.4 million from Elder-Beerman operations. The SG&A expense rate increased 1.3 percentage points to 35.5% of sales, compared to 34.2% for the same period last year. Year-to-date SG&A expenses increased $137.8 million, including $121.6 million from Elder-Beerman operations and a $1.7 million charge associated with the closing of the Company's Pottstown, Pennsylvania store. Fiscal 2003 year-to-date SG&A expenses included a $930,000 gain on the sale of the Company's Harrisburg distribution center. The year-to-date SG&A expense rate increased 1.2 percentage points to 35.5% of sales compared to 34.3% in the prior year period.

    Depreciation and Amortization

    Depreciation and amortization expense in the third quarter decreased $1.6 million and year-to-date depreciation and amortization expense increased $2.3 million, primarily reflecting the depreciation on the acquired Elder-Beerman assets, partially offset by the third quarter 2003 asset impairment charge of $2.3 million.

    Interest

    Interest expense, net increased $2.1 million in the third quarter and $6.1 million in the first nine months of fiscal 2004, reflecting the increased borrowings required to fund the acquisition of Elder-Beerman and increased deferred financing fees associated with the Elder-Beerman acquisition.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "While third quarter results reflect the continuing challenges of integrating two companies of equal size, we were encouraged by Elder-Beerman's strong comparable store sales increase in October. Our full inventory assortments in all families of business, along with strong marketing promotions, will provide our customers with exceptional values as they begin making their holiday purchases."
    The Company's quarterly conference call to discuss the third quarter of 2004 will be broadcast live over the Internet on November 18, 2004 at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within two hours after the conclusion of the call.
    The Bon-Ton Stores, Inc. operates 141 department stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, our ability to integrate the recently acquired Elder-Beerman stores into our over-all operations, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.




                          -tables to follow-


              THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS


                              THIRTEEN               THIRTY-NINE
                             WEEKS ENDED             WEEKS ENDED
                       ----------------------- -----------------------
(In thousands except
 share and per share
 data)                 October 30, November 1, October 30, November 1,
(Unaudited)               2004        2003        2004        2003
---------------------------------------------- -----------------------

Net sales              $  297,798  $  180,417  $  847,079  $  474,656
Other income, net             906         619       2,942       1,709
---------------------------------------------- -----------------------
                          298,704     181,036     850,021     476,365
---------------------------------------------- -----------------------

Costs and expenses:
    Costs of
     merchandise sold     185,055     113,313     530,723     298,551
    Selling, general
     and
     administrative       105,645      61,690     300,430     162,664
    Depreciation and
     amortization           5,707       7,330      19,505      17,217
---------------------------------------------- -----------------------
Income (loss) from
 operations                 2,297      (1,297)       (637)     (2,067)
Interest expense, net       3,489       1,437      10,057       3,983
---------------------------------------------- -----------------------

Loss before income
 taxes                     (1,192)     (2,734)    (10,694)     (6,050)
Income tax provision
 (benefit)                   (447)     (1,032)     (4,010)     (2,258)
---------------------------------------------- -----------------------

Net loss               $     (745) $   (1,702) $   (6,684) $   (3,792)
============================================== =======================

Per share amounts -
    Basic:
        Net loss       $    (0.05) $    (0.11) $    (0.42) $    (0.25)
============================================== =======================

    Basic weighted
     average shares
     outstanding       15,999,908  15,062,566  15,887,321  15,031,138

    Diluted:
        Net loss       $    (0.05) $    (0.11) $    (0.42) $    (0.25)
============================================== =======================

    Diluted weighted
     average shares
     outstanding       15,999,908  15,062,566  15,887,321  15,031,138


              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS


(In thousands except share and per share
 data)                                        October 30,  January 31,
(Unaudited)                                      2004         2004
                                              ------------ -----------
Assets
Current assets:
    Cash and cash equivalents                 $    18,636  $   19,890
    Retained interest in trade receivables
     and other, net of allowance for doubtful
     accounts and sales returns of $6,733 and
     $6,299 at October 30, 2004 and January
     31, 2004, respectively                        82,753     104,679
    Merchandise inventories                       419,199     257,372
    Prepaid expenses and other current assets      30,169      14,683
    Deferred income taxes, net                      5,390       8,825
                                              ------------------------
        Total current assets                      556,147     405,449
                                              ------------------------
Property, fixtures and equipment at cost,
 less accumulated depreciation and
 amortization                                     155,967     160,923
Deferred income taxes, net                         25,969      24,252
Goodwill and intangible assets, net                12,263       9,121
Other assets                                        9,167      12,100
                                              ------------------------
        Total assets                          $   759,513  $  611,845
                                              ========================

Liabilities and Shareholders' Equity
Current liabilities:
    Accounts payable                          $   185,174  $   88,118
    Accrued payroll and benefits                   22,635      36,344
    Accrued expenses                               42,063      42,519
    Current maturities of long-term debt              854       1,113
    Current maturities of obligations under
     capital leases                                   913       1,797
    Income taxes payable                                -      13,531
                                              ------------------------
        Total current liabilities                 251,639     183,422
                                              ------------------------

Long-term debt, less current maturities           262,054     170,703
Obligations under capital leases, less
 current maturities                                   365       1,013
Other long-term liabilities                        10,040      17,223
                                              ------------------------
        Total liabilities                         524,098     372,361
                                              ------------------------

Shareholders' equity:
    Preferred Stock - authorized 5,000,000
     shares at $0.01 par value; no shares
     issued                                             -           -
    Common Stock - authorized 40,000,000
     shares at $0.01 par value; issued shares
     of 13,476,344 and 13,055,740 at October
     30, 2004 and January 31, 2004,
     respectively                                     135         131
    Class A Common Stock - authorized
     20,000,000 shares at $0.01 par value;
     issued and outstanding shares of
     2,951,490 and 2,989,853 at October 30,
     2004 and January 31, 2004, respectively           30          30
    Treasury stock, at cost - shares of
     337,800 at October 30, 2004 and January
     31, 2004                                      (1,387)     (1,387)
    Additional paid-in-capital                    118,283     114,687
    Deferred compensation                            (544)       (136)
    Accumulated other comprehensive loss             (676)     (1,298)
    Retained earnings                             119,574     127,457
                                              ------------------------
        Total shareholders' equity                235,415     239,484
                                              ------------------------
        Total liabilities and shareholders'
         equity                               $   759,513  $  611,845
                                              ========================


    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President, Corporate Communications
             (717) 751-3071